Exhibit 4.2

EXECUTION VERSION

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made and entered into as of November 20, 2019, by and among Celgene Corporation, a Delaware corporation (“Assignor”), Bristol-Myers Squibb Company, a Delaware corporation (“Assignee”), American Stock Transfer & Trust Company, LLC, a New York limited liability company, as trustee (the “Existing Trustee”), and Equiniti Trust Company, a limited trust organized under the laws of the State of New York (the “New Trustee”).  All capitalized terms used but not defined in this Agreement have the meanings given to them in the CVR Agreement (as defined below).

WHEREAS, Assignor and the Existing Trustee entered into a Contingent Value Rights Agreement, dated as of October 15, 2010 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “CVR Agreement”);

WHEREAS, Assignor, Assignee and Burgundy Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Assignee (“Merger Sub”), are parties to that certain Agreement and Plan of Merger, dated as of January 2, 2019 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, Merger Sub merged with and into Assignor at the Merger Effective Time (as defined in the Merger Agreement), with Assignor continuing as the surviving corporation and a direct wholly-owned subsidiary of Assignee (the “Merger”);

WHEREAS, substantially contemporaneously with the execution and delivery of this Agreement, Assignee has, in accordance with Section 1.2 and Section 9.3 of the CVR Agreement, delivered an Officer’s Certificate and Opinion of Counsel to the Trustee, as conclusive evidence that the matters contemplated by Section 1 or Section 2 below, respectively, comply with the applicable provisions of the CVR Agreement and that there has been compliance with all conditions precedent provided for or relating to the foregoing under the CVR Agreement;

WHEREAS, pursuant to Section 6.1 of the CVR Agreement, the Company and the Trustee may, without the consent of the Holders, enter into one or more amendments to the CVR Agreement to, among other things, make any change that does not adversely affect the interests of the Holders or to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Securities;

WHEREAS, in connection with the Merger, (a) Assignor and the Existing Trustee desire to amend the CVR Agreement to clarify that the calculation of the combined capital and surplus of the Trustee shall include the Trustee and its affiliates; (b) Assignor and the Existing Trustee desire to amend the CVR Agreement to allow for the Securities to be listed on the New York Stock Exchange or any other national securities exchange following the Merger Effective Time; (c) Assignor and the Existing Trustee desire to amend the CVR Agreement to allow for Assignee, the parent company of Assignor following the Merger, to assume all of its rights, duties, obligations, liabilities and interests in, to and under the CVR Agreement; and (d) the parties desire to execute and deliver this Agreement as evidence of the agreement and consent of such assignment and assumption to Assignee;

WHEREAS, following the consummation of the Merger, Assignor desires to assign all of its rights, duties, obligations, liabilities and interests in, to and under the CVR Agreement to Assignee, and Assignee desires to assume all such rights, duties, obligations, liabilities and interests of Assignor in, to and under the CVR Agreement, which assignment shall be effective immediately following the listing of the Securities on the New York Stock Exchange;

WHEREAS, Section 4.10(b) of the CVR Agreement provides that the Trustee may at any time resign by giving written notice to the Assignor, effective upon the appointment of a successor trustee pursuant to Section 4.11 of the CVR Agreement; and

WHEREAS, immediately following the Merger Effective Time, the Existing Trustee desires to resign as trustee of the CVR Agreement, the Company desires to appoint the New Trustee as successor trustee of the CVR Agreement, and the New Trustee is willing to accept such appointment as successor trustee under the CVR Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements and other good and valuable consideration, the parties, each intending to be legally bound, hereby agree as follows:

1. Amendment to Section 4.9, 7.7 and 9.4 of the CVR Agreement and Related Agreements.

a)
On the date hereof, effective immediately following the Merger Effective Time, the Assignor and the Existing Trustee hereby agree to amend and restate the first sentence of Section 4.9 of the CVR Agreement as follows:

“There shall at all times be a Trustee hereunder which satisfies the applicable requirements of Sections 310(a)(1) and (5) of the Trust Indenture Act and which, along with its Affiliates, has a combined capital and surplus of at least one hundred fifty million dollars ($150,000,000).”

b)
On the date hereof, effective immediately following the Merger Effective Time, the Assignor and the Existing Trustee hereby agree to amend and restate Section 7.7 of the CVR Agreement in its entirety as follows:

“The Company hereby covenants and agrees to use reasonable best efforts to cause the Securities to be approved for listing (subject to notice of issuance) for trading on the New York Stock Exchange or other national securities exchange and will use its reasonable best efforts to maintain such listing for so long as any CVRs remain Outstanding.”

c)
Without limiting the generality of Section 1(b) above, each party hereto acknowledges and agrees that Assignee, subject to, and conditioned upon, the occurrence of the Merger Effective Time, intends to delist the CVRs from the Nasdaq and list the CVRs on the New York Stock Exchange and consents to the same.

d)
On the date hereof, effective immediately following the Merger Effective Time, the Assignor and the Existing Trustee hereby agree to amend and restate Section 9.4 of the CVR Agreement in its entirety as follows:

“All covenants, provisions and agreements in this CVR Agreement by or for the benefit of the Company, the Trustee or the Holders shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives, whether so expressed or not. The Company may assign this CVR Agreement without the prior written consent of the other Parties to this CVR Agreement to one or more of its Affiliates, provided, however, that in the event of any such assignment the Company shall, unless and to the extent performed by any such assignee, remain subject to its obligations and covenants hereunder, including but not limited to its obligation to make any Net Sales Payments and any Milestone Payments.”

2. Assignment and Assumption.

a)
Subject to, and conditioned upon the occurrence of the Merger Effective Time, and effective as of immediately following the listing of the Securities on the New York Stock Exchange, Assignor hereby assigns all of its rights, duties, obligations, liabilities and interests in, to and under the CVR Agreement to Assignee, and Assignee hereby assumes all such rights, duties, obligations, liabilities and interests of Assignor in, to and under the CVR Agreement, including, without limitation, the due and punctual payment of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the CVR Agreement to be performed or observed by Assignor (collectively, the “Assignment and Assumption”).

b)
Each of the parties hereto acknowledges, agrees and consents to, subject to and conditioned upon the Assignment and Assumption, Assignor succeeding to and being substituted for Assignee with the same effect as if Assignor had been named in the CVR Agreement as the “Company” for all purposes under the CVR Agreement.  Without limiting the generality of the foregoing, (i) each of the parties, for the avoidance of doubt, acknowledges and agrees that Assignee shall succeed to and be substituted for Assignor automatically, without any further action of any party hereto, at the Merger Effective Time, (ii) the Existing Trustee (prior to the appointment and acceptance of the New Trustee as trustee under the CVR Agreement pursuant to Section 3) and the New Trustee (from and after the appointment and acceptance of the New Trustee as trustee pursuant to Section 3) agree to take any of the foregoing actions as if an assumption occurred pursuant to Section 9.1(i) and the other relevant provisions of the CVR Agreement in connection with the matters described by this Section 2 and (iii) the CVR Agreement shall automatically be deemed to be modified accordingly to give effect to the matters described by this Section 2.

3. Resignation of Existing Trustee; Appointment of New Trustee.

a)
Subject to, and conditioned upon, and effective as of immediately following, the Merger Effective Time, pursuant to Section 4.10(b) of the CVR Agreement, the Existing Trustee hereby notifies the Assignor that the Existing Trustee is resigning as trustee under the CVR Agreement.

b)
Subject to, and conditioned upon, and effective as of immediately following, the Merger Effective Time, (i) the Assignor hereby accepts the resignation of the Existing Trustee as trustee under the CVR Agreement and (ii) pursuant to Section 4.10(e) of the CVR Agreement, the Assignor hereby appoints the New Trustee as trustee under the CVR Agreement, to succeed to, and hereby vests the New Trustee with, all the estates, properties, rights powers, trusts, duties and obligations of the Trustee under the CVR Agreement with like effect as if originally named as trustee in the CVR Agreement.

c)
The New Trustee hereby accepts the appointment as trustee under the CVR Agreement and shall hereby be vested with all the estates, properties, rights powers, trusts, duties and obligations of the Trustee under the CVR Agreement with like effect as if originally named as trustee in the CVR Agreement.  The New Trustee hereby represents and warrants that it is qualified and eligible under Article 4 of the CVR Agreement to act as trustee under the CVR Agreement.

d)
From and after giving effect to the appointment and acceptance of the New Trustee as trustee under the CVR Agreement until otherwise amended, modified or supplemented in accordance with the CVR Agreement, references in the CVR Agreement to “Corporate Trust Office” or other similar terms shall be deemed to refer to the corporate trust office of the New Trustee at 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120-4101 or any other office of the New Trustee at which, at any particular time, its corporate trust business shall be administered.

4. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law without regard to the conflict of laws principles thereof.

6. No Further Amendment to CVR Agreement. Except as specifically modified or amended by this Agreement, the CVR Agreement shall remain unaltered and in full force and effect and the respective terms, conditions and covenants thereof are herein in all respects confirmed.  Whenever the CVR Agreement is referred to in any agreement, document or other instrument, such reference will be to the CVR Agreement as modified and/or amended by this Agreement.

7. Amendment. This Agreement may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors and assigns specifically identifying such writing as an amendment to this Agreement.

8. Severability. In case any provision in this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together will be deemed an original of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Assignment and Assumption Agreement as of the date first written above.

ASSIGNOR:

CELGENE CORPORATION

By:	/s/ Katherine R. Kelly
Name:	Katherine R. Kelly
Title:	Secretary

ASSIGNEE:

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Katherine R. Kelly
Name:	Katherine R. Kelly
Title:	Secretary

EXISTING TRUSTEE:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Nespoli
Name:	Michael Nespoli
Title:	Executive Director

[Signature Page to Assignment and Assumption Agreement]

NEW TRUSTEE:

EQUINITI TRUST COMPANY

By:	/s/ Martin Knapp
Name:	Martin Knapp
Title:	Vice President

[Signature Page to Assignment and Assumption Agreement]